Exhibit 10.1

Marten Transport, Ltd.

Named Executive Officer Compensation

On May 5, 2026, Marten Transport, Ltd.’s (the “Company’s”) Compensation Committee approved an increase to the base salary for each of the Company’s named executive officers listed below, retroactive to April 5, 2026. Effective April 5, 2026, the named executive officers will receive the following annual base salaries in the listed positions:

Name and Position as of May 5, 2026	Former Base Salary	Base Salary Effective April 5, 2026

Randolph L. Marten	$818,000	$842,600
(Chairman of the Board and Chief Executive Officer)
James J. Hinnendael	$450,000	$463,500
(Executive Vice President and Chief Financial Officer)
Douglas P. Petit	$401,000	$440,000
(President)
Adam D. Phillips	$310,000	$319,300
(Executive Vice President and Chief Operating Officer)
Randall J. Baier	$300,000	$330,000
(Executive Vice President and Chief Technology Officer)